Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q1 2019 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: APRIL 25, 2019 / 1:00PM GMT

OVERVIEW:

Co. reported 1Q19 revenues of $551.3m, net income of $62.6m, and GAAP EPS

(including certain items) of $1.64. Expects 2019 revenues to be $2.0-2.1b and EPS to be $3.38-3.88.

APRIL 25, 2019 / 1:00PM, FCN - Q1 2019 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc.-CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

Timothy John McHugh William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division - MD

PRESENTATION

Operator

Welcome to the FTI Consulting First Quarter of 2019 Earnings Conference Call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s first quarter of 2019 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters. For a discussion of risk and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our annual report on Form 10-K for the year ended December 31, 2018, and in our other filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliation.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our first quarter of 2019 results.

APRIL 25, 2019 / 1:00PM, FCN - Q1 2019 FTI Consulting Inc Earnings Call

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure disclosures are consistent, these slides provide the same details as they have historically. And as I’ve said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. Good morning, and thank you all for joining us today. I’m sure many of you saw on our press release this morning, this quarter was another record quarter. In fact, I think I have to call it a spectacular quarter. Our revenues increased 10.7% year-over-year with all of that growth being organic. And that revenue growth translated into an unprecedented level of earnings for the company with GAAP earnings per share of $1.64 and adjusted earnings per share of $1.63.

Those are numbers. Maybe let me try to put those numbers in perspective. Our adjusted EPS of $1.63 for this quarter is essentially the same as the adjusted EPS we had for the full year of 2014, which of course is only less than 5 years ago. So there are a lot of adjectives that one could say about this quarter and Mollie drafted a bunch of them. I will spare you those. I’ll let Ajay take you through the quarterly details shortly.

Let me instead try to share a few perspectives on the quarter. And let me start by doing something I always do, which is underscore that in quarter results can benefit from or be negatively impacted by short-term factors. And in this quarter that was true as well. We benefited from higher success fees, particularly large surge in cross-border investigations and second request jobs and a lower-than-expected tax rate. As I think most of you know, there are always short-term factors in this business. Short-term factors that can cut one way or the other. And in this quarter, we had some benefits. So let me stress as always, but let me stress especially this quarter that one can never take one of our quarters and multiply it by 4.

Having said that, I think it’s also time for me to underscore that it is of course not just those short-term factors that have been driving our performance, driving our performance for the now extended period of time that we’ve been demonstrating extraordinary performance. As you will recall in 2018, it marked the fourth consecutive year of growth for adjusted EPS and the sixth consecutive growth of GAAP EPS. That’s the level of consistency that was historically unprecedented in this company’s history. And though I think you know I hate to talk about quarters given how influenced can be by short-term factors, I believe it’s worth noting now that we’ve now had 7 quarters in a row of truly powerful results, 7 quarters. Something that appears also to have never happened in the company’s history. So some of the success is short-term driven. But I do believe that underneath those short-term factors, this company is beginning to show the incredible power and strength and potential of the company. And one can see that for the company as a whole, and you can see that in every segment and every region.

For example, let’s talk about Stratcom. We’ve now been talking about the power and strength of Stratcom for 4 years. Now within those 4 years, you can find a couple quarters where we didn’t perform as strongly. There have been and will always be some blips in trajectory. But when you have 4 years of powerful growth, it adds up to a team having put a business in a fundamentally more powerful and different position.

You can see those results in terms of the Stratcom’s EBITDA. Our adjusted EBITDA in that quarter — in this quarter is I believe more than double it was in the first quarter just 4 years ago. But of course, the EBITDA is simply the result. It’s a manifestation. It’s a reflection of the fact that our team has built a fundamentally more powerful, stronger business. It’s a consequence of the investments our team have made behind our people, in public affairs, in corporate arbitration, in crisis management businesses. That’s — investments have fundamentally changed our position in the marketplace, both in the size and profile of the jobs we’re winning but also importantly in terms of the talent we’ve been able to promote and attract in that business.

Similarly, if you look at Corp Fin, we’ve been talking for a while that FTI has been growing despite no apparent boom in restructuring. And we’ve talked about some of reasons why. Because we’ve been able to support and attract great people, whether it’s via the acquisition like the CDG acquisition or great lateral hires in key industries like health care, retail, automotive, energy or importantly via promotions of terrific people who’ve been with us for a while, people who are growing and developing into more powerful versions of themselves. Our CF teams are proving that we can build businesses around great people whether there’s a market boom or not. Not that a market boom doesn’t matter but that through the

APRIL 25, 2019 / 1:00PM, FCN - Q1 2019 FTI Consulting Inc Earnings Call

volatility induced by key market booms and busts, we can drive our business. And our CF teams have improving that not just in restructuring, the strength and growth in our business transformation and transaction businesses has been spectacular, mostly because our teams have been focusing their energy in key areas where we have a right to win, attracting great people, supporting and promoting people and buildings businesses behind those great people and doing that in multiple places around the world.

Similarly, if you look at the FLC, we have now delivered year-over-year top line growth for 7 consecutive quarters. A while back, the team there took some hard nose actions in places where we probably shouldn’t have be playing. But more important than those hard nose actions, at the same time, those teams were making aggressive investments, investments behind businesses where — and behind people where we firmly believe in the future, places like core areas of historical strengths such as FAAS, data and analytics and construction solutions as well as significant bets in emerging spaces like export controls and sanctions and cyber. Those bets have broadened and depended our capabilities, and they’ve driven marketplace success. And that success is continuing in the marketplace for big assignments and the marketplace for talent.

Our Econ teams have driven initiatives that have allowed us to extend our leadership position across the world, investments in senior professionals in London, on the continent, in Asia and Australia, all of which are bearing fruit. And we continue to aggressive — invest aggressively. For example, I suspect many of you’ve seen the recent notice where we added a team of great — 8 great experts in South Africa.

Last but not least, in Tech, you see the results of the major change efforts that our tech folks launched a couple years ago, which halted a serious decline in that business and allowed this business to deliver a level of new wins this quarter that I believe is unprecedented in the Tech business history.

So yes, I need to underscore today and always that there are short-term factors that will affect our results, and there were some this quarter that benefited us. And I need to warn you that at some point, I am sure I’ll be standing in front of you saying, the short-term factor this quarter all cut against us, and we’re down. I’m sure that will happen at some point.

But to me, far more powerful than any short-term factors is that the last 4 years are so — are proving the power of this organization and our people, the incredible opportunity we have in the marketplace, the incredible demand for our leading professionals and showing that when you have great people, when you’re creating a winning enterprise both demands and allows you to support those people, build businesses. And by doing that, it creates incredible interest on the part others to join that winning team. It is that business opportunity, and the terrific set of human elements that go along with it, the ability to track people, support them, see them grow and develop and build businesses behind them that has me not only incredibly excited but incredibly motivated about where this company is and where we’re going.

And with that, let me turn this over to Ajay to give you some details on the quarter. Ajay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. I will begin by summarizing our quarterly results. Then I will review quarter-over-quarter results at the segment level and key cash flow and balance sheet items.

The strong momentum we saw in 2018 continued into the first quarter. I am delighted to report double-digit revenue growth year-over-year that resulted in another record quarter for earnings. Our first quarter performance reflects broad-based trend with every one of our business segments delivering year-over-year revenue and adjusted segment EBITDA growth. We are delighted with these results, which exceeded our expectations.

First quarter of 2019 revenues of $551.3 million were up $53.5 million or 10.7% compared to revenues of $497.8 million in the prior year quarter. GAAP EPS of $1.64 compared to $1.04 in the prior year quarter. GAAP EPS included $2.1 million of noncash interest expense related to our convertible notes, which decreased EPS by $0.04 and a $2.1 million tax gain related to the September 2018 sale of our Ringtail Software and related businesses, which increased EPS by $0.05.

APRIL 25, 2019 / 1:00PM, FCN - Q1 2019 FTI Consulting Inc Earnings Call

First quarter adjusted EPS of $1.63, which excludes the noncash interest expense and tax gain was up compared to $1.04 in the prior year quarter. Net income of $62.6 million compared to $38.9 million in the prior year quarter. The year-over-year increase was due to higher operating profits across all business segments, lower interest expense and a lower effective tax rate.

SG&A of $113.2 million was 20.5% of revenues. This compares to SG&A of $112.1 million or 22.5% of revenues in the first quarter of 2018. Double-digit revenue growth, gross margin expansion and relatively flat SG&A resulted in first quarter 2019 adjusted EBITDA of $96.1 million, an increase of 32.9% compared to $72.3 million in the prior year quarter.

Our adjusted EBITDA margin of 17.4% increased 290 basis points compared to 14.5% in the first quarter of ‘18. Our first quarter 2019 effective tax rate of 24.1% was 4.1% lower than our tax rate of 28.2% in the first quarter of ‘18.

Our tax rate for the quarter was lower-than-expected due to the discrete tax benefit related to the sale of our Ringtail business, which reduced our tax rate by 2.5%. During the first quarter, we identified a more favorable tax position for the Ringtail transaction, which allowed us to release a $2.1 million valuation allowance that was reported in 2018. We also had favorable discrete tax adjustments related to share-based compensation during the quarter, which reduced our tax rate by 1.3%. For the balance of 2019, we continue to expect our effective tax rate to be between 27% and 29%.

Billable headcount at the end of the quarter increased by 275 professionals or 7.7% compared to the prior year quarter. The increase is due to growth across all business segments led by Forensic and Litigation Consulting and Corporate Finance & Restructuring. Sequentially, billable headcount increased by 108 professionals, again with every business segment growing headcount. Worth noting, even with the significant increase in headcount year-over-year, we maintained our utilization levels. Sequentially, utilization was up significantly primarily because of seasonality in the fourth quarter.

Now I will share some insights of the segment level. In Corporate Finance & Restructuring, revenues increased 12.6% to $161 million compared to the prior year quarter. The increase in revenues was driven by double-digit revenue growth in both our business transformation and transactions and restructuring businesses as well as higher success fees. Adjusted segment EBITDA of $37.4 million or 23.2% of segment revenues compared to $34.8 million or 24.4% of segment revenues in the prior year quarter. The year-over-year increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by higher compensation primarily related to a 7.9% increase in billable headcount and higher SG&A expenses.

Turning to Forensic and Litigation Consulting. Revenues increased 8.6% to $139 million compared to the prior year quarter. The increase in revenues was primarily driven by higher demand for investigations and construction solution services, which was partially offset by lower demand for our health solution services. Adjusted segment EBITDA of $31.8 million or 22.9% of segment revenues compared to $25.8 million or 20.1% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by higher compensation primarily related to an 11.4% increase in billable headcount.

Our Economic Consulting segment reported revenues of $142.3 million, which was up 6.9% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for antitrust services in EMEA, which was partially offset by lower demand for financial economic services in North America.

Adjusted segment EBITDA of $24 million or 16.9% of segment revenues compared to $19.1 million or 14.4% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, coupled with a 6% improvement in utilization, which was partially offset by higher variable compensation cost.

In Technology, revenues increased 25.5% to $51.3 million compared to the prior year quarter. The increase in revenues was primarily due to higher demand for cross-border investigations and M&A-related second request services in North America and Asia-Pacific. Worth noting, this growth was achieved even with the loss of licensing revenue following our Ringtail divestiture in September of 2018. While our revenue in this business can be volatile, depending on the timing of large investigations and second request engagements, our success this quarter is in part because we have increased our addressable market by becoming more client centric versus relying exclusively on 1 software platform, while concurrently expanding into new adjacencies and geographies. Adjusted segment EBITDA of $12.7 million or 24.8% of segment revenues compared to $5.7 million or 14% of segment revenue in the prior year quarter. The increase in adjusted segment EBITDA reflects higher revenues and lower SG&A expenses primarily due to a decline in R&D expense related to our Ringtail divestiture, which was partially offset by an increase in cost from as-needed contractors.

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Strategic Communications revenues increased 9.3% to $57.7 million compared to the prior year quarter. The increase in revenues was primarily due to an increase in project-based revenues in North America and EMEA, mostly related to corporate reputation services and a $2 million increase in pass-through revenues. Adjusted segment EBITDA of $11.5 million or 20% of segment revenues compared to $9.9 million or 18.7% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation and pass-through expenses.

Let me now discuss a few cash flow and balance sheet items. Net cash used in operating activities at the end of the first quarter of $102.1 million was up compared to $69.2 million in the prior year quarter. The year-over-year increase in cash used in operating activities was due to higher annual bonus payments for our record year in 2018 and an increase in salaries related to headcount growth, which was partially offset by an increase in cash collected resulting from higher revenues.

During the quarter, we spent approximately $21.9 million to repurchase 327,978 shares of our common stock at an average price of $66.70 per share. As of the end of the quarter, approximately $150.7 million remained available for stock repurchases under our $400 million stock repurchase authorization.

Total debt net of cash of $137 million at March 31, 2019, compared to $293 million at March 31, 2018 and $4.2 million at December 31, 2018. The year-over-year decline in total debt net of cash of $156 million was mostly from using the free cash flow generated by our business.

Turning to our guidance. We are raising our previous full year 2019 EPS guidance range of between $3.33 and $3.83 by $0.05 per share to between $3.38 and $3.88 to reflect the first quarter 2019 tax gain related to the Ringtail divestiture. After a strong first quarter, we are confident in our 2019 guidance ranges for revenues of between $2 billion and $2.1 billion, EPS of between $3.38 and $3.88 and adjusted EPS of between $3.50 and $4. In fact, we now expect to be at or above the high end of our revenue EPS and adjusted EPS guidance ranges for full year 2019. The $0.12 per share variance between EPS and adjusted EPS guidance for full year ‘19 includes estimated noncash interest expense of approximately $0.17 per share related to the company’s 2023 convertible notes and $0.05 per share first quarter 2019 tax gain from our Ringtail divestiture.

With a few more months of results in the year behind us, we will consider providing range-bound guidance at our next earnings call. Our guidance is informed by the following factors. As history has shown us, we can have volatility in any given quarter. That’s in part because we have a very fixed cost structure, which means that small shifts in revenues have a much larger impact positively or negatively on EPS, and expectation that our intake of and success rate in winning business may moderate. We are a big job firm. And given the event-driven nature of business, the ebbs and flows from the end of current large engagements and the start of new large engagements may result in large engagements not being immediately replaced and a slower expected base of work in the summer and in the fourth quarter particularly after a strong start to 2019 as our colleagues take time off for a small summer vacations and the year-end holidays.

Before I close, I want to reiterate a few key things that underscore the earnings potential of our business. We are seen by our clients as a stable, robust platform to do large international work, and our practitioners are winning new work globally. We are constantly creating new capacity in the right places by attracting top quality talent. Our leadership team is focused on growth with strong staff utilization, and success with both has resulted in sharply higher revenues and adjusted EBITDA.

Our business generates excellent free cash flow, and we have demonstrated our ability to boost shareholder value through share buybacks, debt reduction, organic growth and acquisitions.

With that, let’s open the call up for your questions.

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QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And first question will come from Timothy McHugh of William Blair.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Just want to start with you’re talking about within the Corporate Finance & Restructuring business, the strength isn’t just restructuring. I guess — I think periodically, you’ve given us some numbers. Can you help us think or keep into how much of the growth there is coming from kind of the operational transformation or operational improvement part of the business versus traditional restructuring at this point?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

So let me just say qualitatively, and then I’ll let Ajay share whatever numbers we can. Look, we are excited about what our teams are driving in both sides of that business and not just in the United States, around the world. And we have terrific things going on, lots of places in that business. So it’s not just one thing that has us excited, it’s a breath of initiatives. I don’t know if we share numbers.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

I will. So we are now roughly, Tim, half and half. And it’s really exciting to see in some quarters, one is ahead and some other quarters, the other is, the restructuring, but it’s great to see. We’ve achieved half and half.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Okay. And you also mentioned, I think, success fees abnormally were higher than normal this quarter. Was it — I guess any sense of the magnitude how far outside of the norm?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Absolutely. Typically, we go — I’ve seen as low as 2 a quarter. I’ve seen as high as 15 a quarter. The average is somewhere between around the $7 million range. This quarter we were $9 million. So it’s little bit higher but not egregiously so.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

All right. Okay. And then you touched on EMEA. I know you talked about economics were strong in EMEA, which is probably if I am running my numbers right, looks like EMEA was up like 25% for you and probably even higher on a constant currency basis. So can You elaborate or talk a little more about the strength you are seeing there? I know it’s also been a big source of hiring. Just what businesses besides maybe economic antitrust were — are you seeing the biggest success within EMEA?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Look, Tim, I think this is a multiyear change effort that is now persisting and, but we have now — I mean at one point, I think our EMEA business, maybe a decade ago was essentially a Stratcom business. At this point, we have multiple strong businesses all of which that our succeeding and growing. Whether it’s CF, which we probably a decade ago, #4 in London, and I think we now consider ourselves leading practitioners in London and our FLC business, which at one point wasn’t very strong has strengthened dramatically. Our Econ business is strong and is — and our Stratcom business. And the strength particularly grew in the U.K. But we’ve now managed to extend a fair amount of strength to the continent. We have a

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terrific Brussels office with our Stratcom business. Our Econ business is not just a U.K. business. So what we have are — I think we now have just our leadership team across those businesses that are — and I’m sorry, I missed the Tech business, which is tech and data analytics business, which is also growing. So I think we have our leadership team across those businesses and then coordinated by Kevin Hewitt, who leads our European business, who — but you just have a set of leaders in each of those businesses who are leaning forward and finding opportunity. I think you’re right. One thing has changed over the last 3, 4, 5 years is with this success at one point, we didn’t have a brand in Europe. But at this point, we have a brand in Europe, and we’re becoming I think the default place for really talented people at other companies who are finding dislocations in their companies or are unhappy. So we’ve able to not only grow terrific talent, but we’re attracting talent laterally at an unprecedented pace. So I think it’s a — there is a broad swathe of set of things that are going and have been going on now for several years but continued for sure in this quarter. Does that help?

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Yes, that’s helpful. I guess 1 follow-up. Just a somewhat different question. It seems like obviously you’ve increased your hiring activity here. It’s probably a tight labor market. Can — not just in EMEA, but more broadly. How — what are you seeing in terms of cost to acquire talent in terms of wage inflation and signing bonuses and I guess the overall kind of picture for — of this — your workforce here?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, let me — I don’t know if we comment on specific levels of timing of bonuses. I’ll let Ajay decide what we do there. But let me confirm look, it’s always in professional services. Once you have some strategy elements in place, the biggest thing you think about is supporting great talent and acquiring great talent and developing great talent. And so that is the thing we’ve focused a huge amount of time on. We have been benefited by some dislocations in competitors in different places around the world. And where that happens, you get fabulous senior people, which is often hard to do. And we’ve been actually having real success in that, which I don’t think is a denial of your point about tight labor markets. I think it’s just circumstances in certain markets like South Africa and other places that have created the ability to attract fabulous talent. I will say we are behind in recruiting at the junior levels below that talent. If you look at the headcount, our SMD count is up, even higher than our junior staff. And that’s not a sustainable thing. You got to keep your leverage ratios up. Whether that’s because of the phenomenon that you are describing or whether it simply when people are so busy on large jobs, they don’t — they delay recruiting and stuff like that, I’m not sure. But we’re really focused on that and closing that gap. Does that help, Tim?

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Yes. It’s helpful.

Operator

(Operator Instructions) Our next question will come from Marc Riddick of Sidoti.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

I wanted to touch a little bit on the SG&A because I think one of the things that was sort of interesting to me is that the leverage that you were able to achieve during the quarter. And I just wanted to see if you could delve into a little bit on that given the fact that pretty much matched last year’s level and maybe some of the efforts that went into just keeping the SG&A level down at a time where you are increasing headcount and you have so much going on. I was just wondering if you could just maybe delve into a little bit as far as cost control efforts or some of the things that are benefiting you there?

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Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

I will do, Marc. So first, there is a specific item. We sold our Ringtail R&D business in September of last year. So you are comparing Q1 of ‘18 to Q1 of ‘19. In Q1 of ‘18, you had the staff that were involved in R&D, which — a lot of that went into SG&A. So there is not a like-for-like comparison. So that is — SG&A is relatively flat. We have increased nonbillable headcount, but net nonbillable headcount is down because of R&D staff. But that is a specific item. That being said, there is no.

(technical difficulty)

the business should lend itself to scale of economies. There is, I don’t want to overdo the cost control bit, but revenue growth should outpace SG&A growth. I mean that is one of those homilies that we will try and follow.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Right. And then it certainly seems as though it’s — from a global regional standpoint, things are performing well. But just wanted to see if there is any commentary that you might have from what you’re seeing over in the U.K. and if there is — if not a business disruption concern from Brexit, wondering if that also could be creating some opportunities for you, either in gaining new business or maybe future acquisition opportunities there?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Marc, look, in terms of the impact on our business, I got to tell you, there has been more time wasted on that question within my firm without a definitive result than perhaps anything other than the amount of time that commentators are wasting trying to predict how Brexit will end. I mean it’s like — nobody seems to know. Nobody seems to know what’s going to actually happen in Brexit. And when you try to figure out is it specifically helping us or hurting us on this business, you have long conversations and you ultimately say you don’t know. And So and on that, I think we will all agree that we’re focused on life after Brexit no matter how it’s going to happen. We have great business in the U.K.. We have strong — increasingly strong business on the continent. Post-Brexit, the U.K. will exist, the continent will still exist. The need for our services will still exist. And we’re focused on growing that. And whether Brexit has a positive or a negative boom in any given quarter or 2 weeks before, they finally decide, I don’t know. And I think we’re just not focused on it anymore. In terms of other effects, the only other effects, I would say is, there is some disruption in certain competitors in different markets. And that’s a big deal for us because particularly with the strength of our brand we now become in many people minds the #1 place to go if — I mean, great people generally don’t jump from place to place. I mean if you have great people, you got your team in place, it’s hard to have great people at the senior level move. And usually when that happens, it’s either personal issues, or it’s because there is a disruption in a firm. So when there are disruptions in firm, it creates movement of great people, and we’ve been benefiting from that. Does that help, Mark?

Mark McCall - FTI Consulting Group Limited - Senior MD and Americas Head of the Strategic Communications

Yes, it does. And then last one for me, I was just wondering If you can give a bit of a update on — given the headcount growth I’m wondering where you stand on maybe some real estate needs, office space, things like that that we might be looking at in the coming quarters?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So that lends itself well to your prior question on SG&A. You — there could be discrete investments that you make, and it could been in real estate, it could be in infrastructure, IT infrastructure, et cetera. And we must constantly look to upgrade and take advantage without just worrying about one quarter. So — and we have been doing that. We have been doing that consistent with the revenue growth and the building of the company.

APRIL 25, 2019 / 1:00PM, FCN - Q1 2019 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

But I will say that as our SG&A has gone down, I don’t know the exact — I haven’t done the math for this quarter, but when you look at the SG&A hasn’t gone down over the last few weeks, Marc to your very perceptive question, one of the reasons has been we filled in our real estate many places, and that helps drive down your cost. And eventually you don’t have people sitting on each others laps, and so then you have investment. So I think if that’s what you’re driving at, I think that’s a fair point.

Operator

And the next question comes from Tobey Sommer of SunTrust.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

I wanted to start by asking about the new lines of business that you’ve developed and nurtured over the last several years. I’m trying to get a sense for the size of those. I kind of have in mind public affairs, cyber, the nonbankruptcy Corp Fin area, et cetera. Could you size them either in revenue, headcount, profit, kind of whatever metrics you’re willing to give us, so that we can understand sort of the value you’ve created by building those businesses over the last several years?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Let me take a qualitative answer. I think I don’t know the numbers, and I’m not sure, and I think Ajay is nodding — this is a — not the sort of numbers that we release. But I will say, Tobey, you’re driving up the right point, which is they are material, they are material in every business. I mean essentially, how we started to get this business to grow organically? It’s a, behind — investing behind historical growth business and not being stupid and continuing the investment. So some of that is that, which is like construction solutions and data analytics. But a lot of this has been around finding extensions, whether it’s geographical extensions. So we were actually quite strong in public affairs in the United States. We’ve invested significantly behind that. But we were — although, we were stronger in Stratcom, some parts of Stratcom in Europe, we weren’t as strong in public affairs. We made a conscious decision to invest in our Brussels office. I think we’ve tripled the Brussels office over this period or 2.5x. And that’s material. And we’ve also extended into public affairs in U.K. and other places around the world. So when any given year, it doesn’t seem like that. You go over 3 or 4 years that becomes a material driver of the growth. That Corp Fin business, some parts of our Corp Fin nonrestructuring businesses in some places around the world were losing us money a few years ago, they’re not. They’re not. And more importantly, they’re also growing rapidly, and we’re attracting talent and so forth. So it’s a material part of our Corp Fin business. And it’s not just 1 business. I mean we call it the business transmission services and transaction services, but we’ve got different sub business in there whether it’s carveouts or OCFO or transaction services or turnaround or performance improvement. And we’ve got growth in all of those and leaders who have ambitions to grow. And then if you have leaders who have ambitions to grow, they can grow 10%, 15%, 20%, 25% year in, year out. And then in a few years, you’ve doubled businesses. And so — and then you redouble those businesses if you can continue to do it. And then so there’s been geographical extension of businesses that have been strong. It’s been extensions into adjacencies that make sense. I mean we’re not going into build Tesla cars, right? I mean nobody is going to think about buying electric car from us. But all of these businesses are businesses that we have a right to be in, that many of them, we’ve been sort of playing in, but we decided to commit to once we figured we have the talent to bet behind. And this — those things are cumulatively are overwhelmingly the basis for the change of organic growth rates that we’ve seen versus 5 years ago. Some of it is a continuation of growth in some underlying businesses that we’re growing. So does that — with Ajay kicking me and saying don’t give more specific numbers, does that at least give you a qualitative sense and help?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does. Do these areas that you invested in and grown organically, do they have different leverage profiles or optimal utilizations then the legacy businesses?

APRIL 25, 2019 / 1:00PM, FCN - Q1 2019 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

They do. Look, a lot of their businesses have different leverage profiles. We have businesses within Corp Fin that — Corp Fin itself that probably have an optimal leverage ratio. Some of them have optimal leverage ratio of 3:1, and some of them have optimal leverage ratio of 24:1. That’s pretty big difference. And we don’t have any businesses that are optimal leverage ratio of 250:1, which I know some defense contractor businesses look like that. But from my background, the difference between 3 and 24 is a pretty big number. And so yes, we have to manage our businesses differently. And then yes, billing rates, realization rates, they all have the ability to drive profit, but the actual mechanisms by which you drive profit — if you have a 3:1 leverage ratio, typically the senior most people are more highly utilized, the revenue for professionals is higher. But the profit per SMD isn’t necessarily higher than the 24:1 leverage ratio. So the specific economics are slightly different. Utilization rates can vary but not as much as the difference between a 24:1 leverage ratio and a 3:1 leverage ratio. Does that help?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does. But are they — so do they have higher leverage profiles than the legacy business? Or are they similar. I understand they’re going to be different business to...

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

No, no, no, I don’t know whether — I don’t know that the new ones systematically cut one way or another. Some of them — it’s like our current — some of them are higher, some of them are lower. So for example, if you see in our headcount over the last year, we’ve grown SMDs faster than junior staff. That’s not because of the mix or a conscious thing. It’s because we’re behind on hiring our junior staff, okay? So we haven’t made a fundamental decision, but I can tell you that they’re exactly the same. Does that help a little bit?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

It does. If I could ask one last question, Ajay. I’ll get back in the queue. With respect to your guidance, what do you assume for success fees having — I heard you make the comment about 1 quarter performance fees being a little bit higher. And when you look at the current book of business, which you’re working on today, are they the sort of projects that lend themselves to perhaps higher success fees than historic norms?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Around $30 million a year. And I wouldn’t say the current projects are far more or far less.

Operator

And this includes our question-and-answer session. I would like to turn the conference back over to management for any closing remarks.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you again for your time and attention. We are obviously excited about the quarter. I think more fundamentally, we’re just excited about what our teams are building here. So thank you for being part of this journey.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

APRIL 25, 2019 / 1:00PM, FCN - Q1 2019 FTI Consulting Inc Earnings Call

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